UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 11, 2008

First Georgia Community Corp.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

000-24153	58-2266960
(Commission File Number)	(IRS Employer Identification No.)

150 Covington Street, Jackson, Georgia	30233
(Address of Principal Executive Offices)	(Zip Code)

(770) 504-1090

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 11, 2008, First Georgia Community Corp, and its subsidiary bank, First Georgia Community Bank, executed a written agreement with the Federal Reserve Bank of Atlanta and the Banking Commissioner of the State of Georgia. The Company and its Board of Directors have taken an active role in working with the Federal Reserve and the Georgia Department of Banking and Finance to improve the condition of the Company and the Bank. The Federal Reserve will make a copy of the Agreement available on its website which is located at www.federalreserve.gov. The contents of the Federal Reserve website are not incorporated by reference into this report.

The Agreement is based on the findings of the Federal Reserve during a spring 2008 on-site examination, which was based on the financial status of the Bank as of December 31, 2007. Since the completion of the examination, the Board of Directors has aggressively taken steps to address the findings of the exam and the Company has raised $4.5 million in new capital from contributions by its directors and recognized another half million in gains based on forgiveness of certain obligations to the directors for previously earned retirement benefits and director fees. The Company and the Bank are aggressively working to comply with the requirements of the Agreement.

Under the terms of the Agreement, the Company and the Bank are required, within 60 days of entering into the Agreement, to submit written plans to the regulators that address the following items: strengthening credit risk management practices; continuing to improve loan underwriting and credit administration; on-going review and grading of the Bank’s loan portfolio; improving the Bank’s position regarding classified loans and other real estate owned; revising the Bank’s allowance for loan and lease losses policy; maintaining sufficient capital at the Bank; preparing a business plan for 2009 to improve the Bank’s earnings and overall condition; and improving the Bank’s liquidity position and funds management practices.

The Board of Directors of the Bank is also required, within 60 days, to complete an assessment of the Bank’s management and staffing needs and the qualifications and performance of all senior Bank officers. So long as the Agreement remains in place, the Company may not, without the prior written approval of the Federal Reserve and the Georgia Department of Banking and Finance: declare or pay any dividends; incur, increase, or guarantee any debt at the holding company level; purchase or redeem any shares of stock; or, pay any interest or principal on subordinated debt or trust preferred securities.

Art Hammond, the Company’s President and Chief Executive Officer commented that “We are working to most efficiently resolve our credit issues and maximize recoveries in as timely a manner as possible. We have added resources in the workout area to resolve our asset quality issues and have raised additional capital to support the safety and soundness of the Bank. All facets of the Bank are currently undergoing a critical review, and we anticipate taking further actions in order to reduce operating expense and maximize shareholder value.”

While the Agreement with the Federal Reserve is important and significant, the Bank believes that the proactive steps that the Bank’s management and Board have already undertaken will help the Bank strive to address the Agreement and the concerns that gave rise to the Agreement. Additionally, the Bank will continue to conduct its banking business with customers in a normal fashion. Banking products and services and hours of business will remain the same, and the Bank’s deposits will remain insured by the FDIC to the maximum limits allowed by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST GEORGIA COMMUNITY CORP.

Dated: September 16, 2008

	By:	/s/ Elaine S. Kendrick
	Name:	Elaine S. Kendrick
	Title:	Chief Financial Officer